UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4119	13-1860817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.40 per share	NUE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Amendment No. 1 amends the Current Report on Form 8-K (the “Original 8-K”) Nucor Corporation (the “Company”) filed with the Securities and Exchange Commission on December 18, 2020, regarding, among other things, the election of David A. Sumoski as Chief Operating Officer of the Company, effective January 1, 2021. The disclosure included in the Original 8-K otherwise remains unchanged.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2021, the Company and Mr. Sumoski entered into an Executive Employment Agreement (the “Executive Employment Agreement”), effective January 1, 2021, in connection with Mr. Sumoski’s promotion to Chief Operating Officer of the Company. The Executive Employment Agreement contains the entire agreement of the parties and supersedes all prior agreements between the parties related to Mr. Sumoski’s employment with the Company, including that certain Executive Employment Agreement by and between the Company and Mr. Sumoski effective as of February 17, 2020.

Pursuant to the Executive Employment Agreement, Mr. Sumoski’s annual base salary increased to $605,000, effective January 1, 2021.

The Executive Employment Agreement also provides for the payment of a non-compete benefit to Mr. Sumoski as consideration for compliance with the confidentiality, non-competition, non-solicitation and other restrictive covenants set forth in the Executive Employment Agreement. The non-compete benefit is equal to one month of base salary for each year of service with the Company (subject to a minimum of six months of base salary); provided, if Mr. Sumoski is under age 55, the non-compete benefit will not be less than the sum of the value of his forfeitable common stock units deferred and shares of restricted stock awarded under the Company’s long-term incentive plan. The non-compete benefit will be paid to Mr. Sumoski in 24 equal monthly installments following termination; provided, if Mr. Sumoski dies during the first 12 months following his termination from employment, then Mr. Sumoski’s estate will receive monthly installments of the non-compete benefit only through the end of the 12th month following his termination. No non-compete benefit is payable if Mr. Sumoski dies while employed by the Company.

In lieu of the non-compete benefit described above, if Mr. Sumoski’s employment is involuntarily terminated by the Company or Mr. Sumoski resigns for Good Reason (as defined in the Executive Employment Agreement), in either case within 24 months of a change in control of the Company, Mr. Sumoski would receive a non-compete benefit, payable in a lump sum cash payment, equal to the sum of:

(a) a “base amount” multiplied by 2.5, with the “base amount” being equal to the sum of (i) Mr. Sumoski’s base salary and (ii) the greater of (A) 150% of Mr. Sumoski’s base salary and (B) the average performance award under the Company’s annual incentive plan for the three fiscal years prior to Mr. Sumoski’s termination of employment (provided for purposes of calculating such average, the performance award under the annual incentive plan for any year in such three-fiscal year period Mr. Sumoski did not hold his current position will be equal to the performance award under the annual incentive plan for such year for his position as a percentage of base salary multiplied by his base salary); and

(b) the value of the restricted stock units that would have been granted to Mr. Sumoski in the year of termination based on the prior year’s performance (if not granted prior to the date of termination).

In addition, if Mr. Sumoski’s employment is involuntarily terminated by the Company or Mr. Sumoski resigns for Good Reason, in either case within 24 months of a change in control of the Company, medical, dental and prescription drug insurance coverage would be continued for 30 months.

The foregoing description of the terms and conditions of the Executive Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement of David A. Sumoski (#)

104	Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL (included in Exhibit 101)

(#)	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

Date: January 5, 2021	By:	/s/ James D. Frias
James D. Frias
Chief Financial Officer, Treasurer and Executive Vice President